Exhibit 99.2

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                 Report on Management's Assertion on Compliance
               with Minimum Servicing Standards Set Forth in the
             Uniform Single Attestation Program for Mortgage Bankers

                        Report of Independent Accountants

The Members of Centex Home Equity Company, LLC and Subsidiaries and CTX Mortgage Funding, LLC

We have examined management's assertion, included in the accompanying report titled Report of Management, that Centex Home Equity Company, LLC and Subsidiaries and CTX Mortgage Funding, LLC (collectively, the Companies) complied with the minimum servicing standards as stated in Attachment A, which were derived from the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) during the twelve month period ended December 31, 2005. Management is responsible for the Companies' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Companies' compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Companies' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Companies' compliance with specified requirements.

In our opinion, management's assertion that the Companies complied with the aforementioned requirements during the twelve month period ended December 31, 2005 is fairly stated, in all material respects.

                                                      /s/ Ernst & Young LLP

March 10, 2006


                    A Member Practice of Ernst & Young Global
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                                  Attachment A

                      Specified Minimum Servicing Standards

I.    Custodial Bank Accounts

      1) Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

            a)  be mathematically accurate;

            b) be prepared within forty-five (45) calendar days after the cutoff date. The cutoff date is the date as of which a bank account is reconciled every month. It may, or may not, coincide with a prescribed investor reporting date but shall be consistent from period to period;

            c) be reviewed and approved by someone other than the person who prepared the reconciliation; and

            d) document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

      2) Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.

      3) Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

      4) Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II.   Mortgage Payments

      1) Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two (2) business days of receipt.

      2) Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two (2) business days of receipt.

      3) Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

      4) Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.

III.  Disbursements

      1) Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

      2) Disbursements made on behalf of a mortgagor or investor shall be posted within two (2) business days to the mortgagor's or investor's records maintained by the servicing entity.

      3) Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.
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                                  Attachment A

      4) Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's flunds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

      5) Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

      6) Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV.   Investor Accounting and Reporting

      1) The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.    Mortgagor Loan Accounting

      1) The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

      2) Adjustments on adjustable rate mortgage (ARM) loans shall be computed based on the related mortgage note and any ARM rider.

      3) Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

      4) Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws.

VI.   Delinquencies

      1) Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (i.e., illness or unemployment).

VII.  Insurance Policies

      1) A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.
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  [LOGO]
  CENTEX
HOME EQUITY

           Management's Assertion on Compliance with Minimum Servicing
                   Standards Set Forth in the Uniform Single
                    Attestation Program for Mortgage Bankers

                              Report of Management

We, as members of management of Centex Home Equity Company, LLC and Subsidiaries and CTX Mortgage Funding, LLC (collectively, the Companies), are responsible for complying with the minimum servicing standards in Attachment A (the "minimum servicing standards") as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Companies' compliance with the minimum servicing standards as set forth in the USAP as of December 31, 2005 and for the twelve month period then ended. Based on this evaluation we assert that during the twelve month period ended December 31, 2005, the Companies complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of and of this same period, the Companies had in effect a fidelity bond (crime) policy in the amount of $25,000,000 and an errors and omissions policy in the amount of $6,000,000.


                2828 N. Harwood Street, Dallas, Texas 75201-1616
           Mailing Address: P.O. Box 199000, Dallas, Texas 75219-9000
                            www.CentexHomeEquity.com
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                                                                     Page 2 of 2


                              /s/ Jay Bray
                              --------------------------------------------------
                              Jay Bray
                              Executive Vice President - Chief Financial Officer


                              /s/ Jerry Berrens
                              --------------------------------------------------
                              Jerry Berrens
                              Vice President - Controller

March 10, 2006